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                             FOR IMMEDIATE RELEASE
                               September 30, 2002



          Hampton, VA Old Point Financial Corporation announced that Frank E. Continetti, President & CEO of Old Point Trust & Financial Services, N.A. a wholly owned subsidiary of Old Point Financial Corporation resigned as of October 4, 2002 to pursue other interest outside the Hampton Roads area.

          The Board of Directors of Old Point Trust & Financial Services, N.A. plans to announce a successor shortly.

          Old Point Financial Corporation ("OPOF" - Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 15-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services,
          N.A.,  a  Hampton Roads' independent trust services  provider.
          Web: www.oldpoint.com

          For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286